SCHEDULE 14A

(RULE 14A - 101)

INFORMATION REQUIRED

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                    )

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Parallel Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

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STOCK OWNERSHIP
PROPOSAL #1 - ELECTION OF DIRECTORS
PROPOSAL #2 – 2004 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN
GOVERNANCE OF THE COMPANY
STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
Summary of Annual Compensation
PROPOSAL #3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS
Appendix A
Appendix B

PARALLEL PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     Notice is hereby given that Parallel’s Annual Meeting of Stockholders will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, on Tuesday, June 22, 2004 at 10:00 a.m.

     We intend to present for your approval at this meeting:

•	the election of six Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	the approval of the Parallel Petroleum Corporation 2004 Non-Employee Director Stock Grant Plan;

•	the ratification of the reappointment of BDO Seidman, LLP as independent auditors for 2004; and

•	the transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

     If you were a holder of record of Parallel common stock at the close of business on May 14, 2004, you are entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas W. Ortloff Secretary

May 17, 2004

YOUR VOTE IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE POSTAGE PAID ENVELOPE.

PARALLEL PETROLEUM CORPORATION

1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727

PROXY STATEMENT

Solicitation of Proxies

     The accompanying proxy is solicited on behalf of the Board of Directors of Parallel for the Annual Meeting of Stockholders. The meeting will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, at 10:00 a.m. on Tuesday, June 22, 2004, for the purposes set forth in the accompanying Notice of Annual Meeting. The principal executive office of the Company is located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701.

     We will bear the cost of soliciting proxies. Proxies will be solicited primarily by mail, but may be supplemented by personal solicitation by officers, employees and Directors of Parallel. No additional compensation will be paid for their solicitation efforts.

     We are distributing the Notice of Annual Meeting of Stockholders, this Proxy Statement, Proxy form and Parallel’s 2003 Annual Report to stockholders on or about May 19, 2004.

Voting at The Annual Meeting

     The close of business on May 14, 2004 has been fixed by the Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. At that date, Parallel had issued and outstanding 25,244,005 shares of voting common stock.

     Holders of common stock are entitled to vote on all matters properly brought before the meeting, including the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. Each share of common stock you own entitles you to one vote. Cumulative voting is not permitted.

     Where the stockholder is not the record holder, such as where shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, between the hours of 9 a.m. and 4 p.m.

     Your Board strongly encourages you to exercise your right to vote. Voting early helps ensure that Parallel receives a quorum of shares necessary to hold the Annual Meeting without incurring additional expense and delay.

Quorum and Voting Requirements

     The presence of a majority of the outstanding shares of common stock, whether in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

     Directors will be elected by a plurality of votes cast. A plurality means that the individuals who receive the most votes are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the 2004 Non-Employee Director Stock Grant Plan and for the ratification of the selection by the Audit Committee of BDO Seidman, LLP as Parallel’s independent auditors for 2004.

     Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter. An abstention from voting on a matter (other than the election of Directors) or a proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval.

     Broker non-votes on one or more matters will have no impact on such matters since they are treated as not being entitled to vote on the matters and, therefore, are not counted for purposes of determining whether a proposal has been approved. A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How to Revoke Your Proxy

     You may revoke a proxy at any time before it is voted. You can do this by:

•	delivering a later dated proxy;

•	by notifying the Secretary in writing specifically revoking the proxy; or

•	by voting in person at the meeting.

     If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote in person at the meeting.

     If you do not make any specification on the proxy, your shares will be voted in accordance with the recommendation of the Board of Directors as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting or any adjournment thereof.

Board Recommendations

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the proposal to elect the six nominated Directors, as set forth on page 6 of this Proxy Statement;

•	FOR the proposal to approve the 2004 Non-Employee Director Stock Grant Plan, as set forth on page 8 of this Proxy Statement; and

•	FOR the proposal to ratify the reappointment of BDO Seidman, LLP as independent auditors for 2004, as set forth on page 33 of this Proxy Statement.

     With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Parallel. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

Selection of Nominees for Director

     Each of the six nominees was approved for our slate of directors by our Corporate Governance and Nominating Committee. Two of the nominees, Thomas R. Cambridge and Larry C. Oldham, are executive officers of Parallel. Mr. Cambridge and Mr. Oldham were elected by our stockholders as directors at our June 2003 annual meeting and are standing for re-election. The other four nominees were also elected as directors at last year’s annual meeting and are also standing for re-election.

Conduct of the Meeting

     In order to ensure that the annual meeting is conducted in an orderly fashion and that stockholders wishing to speak at the meeting have a fair opportunity to speak, we will have an agenda and certain guidelines and rules for the conduct of the meeting.

     The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

STOCK OWNERSHIP

     This table shows information as of May 14, 2004 about the beneficial ownership of common stock by: (1) each person known by us to own beneficially more than five percent of our outstanding common stock; (2) the executive officers named in the Summary Compensation Table on page 22 of this Proxy Statement; (3) each Director and nominee for Director of Parallel; and (4) all of our executive officers and Directors (and nominees) as a group:

Name and Address	Amount and Nature		Percent
of	of		of
Beneficial Owner	Beneficial Ownership(1)		Class(2)
Thomas R. Cambridge	1,057,045	(3)	4.14%
2201 Civic Circle, Suite 216
Amarillo, Texas 79109

Dewayne E. Chitwood	1,656,057	(4)	6.38%
400 Pine St., Suite 700
Abilene, Texas 79601

Larry C. Oldham	887,090	(5)	3.47%
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Martin B. Oring	190,666	(6)	*
706 Cinnamon Lane
Franklin Lakes, New Jersey 07417

Charles R. Pannill	173,495	(7)	*
3416 Acorn Run
Fort Worth, Texas 76019

Ray M. Poage	25,000	(8)	*
4711 Meandering Way
Colleyville, Texas 76034

Jeffrey G. Shrader	100,000	(9)	*
801 S. Filmore, Suite 600
Amarillo, Texas 79105

Eric A. Bayley	223,490	(10)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

John S. Rutherford	166,300	(11)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Donald E. Tiffin	35,415	(12)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Name and Address	Amount and Nature		Percent
of	of		of
Beneficial Owner	Beneficial Ownership(1)		Class(2)
Wes-Tex Drilling Company, L.P.	1,246,773	(13)	4.88%
519 First National Bank Building West
Abilene, Texas 79601

Crestview Capital Fund II, L.P.	1,323,000	(14)	5.24%
95 Revere Drive, Suite F
Northbrook, Illinois 60062

Julia Jones Matthews	1,942,856	(15)	7.36%
400 Pine, Suite 900
Abilene, Texas 79601

Dodge Jones Foundation	1,371,428	(16)	5.23%
400 Pine, Suite 900
Abilene, Texas 79601

All Executive Officers, Directors	4,536,058	(17)	16.56%
and Nominees as a Group (11 persons)

*Less than one percent.

(1)	Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers.

(2)	Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Shares of common stock that may be acquired within sixty days upon exercise of outstanding stock options and warrants or upon conversion of preferred stock are deemed to be outstanding.

(3)	Includes 757,045 shares of common stock held indirectly through Cambridge Collateral Services, Ltd., a limited partnership of which Mr. Cambridge and his wife are the general partners. Also included are 300,000 shares of common stock underlying presently exercisable stock options held by Mr. Cambridge.

(4)	Includes 932,488 shares of common stock held directly by Wes-Tex Drilling Company, L.P., a limited partnership, and 314,285 shares of common stock that may be acquired by Wes-Tex Drilling Company, L.P. upon conversion of 110,000 shares of preferred stock. In his capacity as president, chief executive officer and a manager of Wes-Tex Holdings, LLC, the general partner of Wes-Tex Drilling Company, L.P., Mr. Chitwood may be deemed to have shared voting and investment powers with respect to such shares. See note 13 below. Also included are 20,000 shares of common stock held by the Estate of Myrle Greathouse (the “Estate”); 157,142 shares that may be acquired by the Greathouse Charitable Remainder Trust (the “Trust”) upon conversion of 55,000 shares of preferred stock; and 157,142 shares of common stock that may be acquired by the Greathouse Foundation (the “Foundation”) upon conversion of 55,000 shares of preferred stock. Mr. Chitwood is the executor (but not a beneficiary) of the Estate, the trustee (but not a beneficiary) of the Trust and the executive director and a director of the Foundation. In these capacities, Mr. Chitwood may also be deemed to have shared voting and investment powers with respect to the shares of common stock beneficially owned by the Estate, the Trust and the Foundation. However, Mr. Chitwood disclaims beneficial ownership of all shares of common stock held by Wes-Tex Drilling Company, L.P., the Estate, Trust and Foundation. Also included are 75,000 shares of common stock underlying presently exercisable stock options held by Mr. Chitwood.

(5)	Includes 200,000 shares of common stock held indirectly through Oldham Properties, Ltd., a limited partnership of which Mr. Oldham is the general partner and he and his wife are the limited partners. Also included are 350,000 shares of common stock underlying presently exercisable stock options held by Mr. Oldham.

(6)	Of the total number of shares shown, 24,000 shares are held directly by Mr. Oring’s wife; 75,000 shares may be acquired by Mr. Oring upon exercise of stock options held by Mr. Oring; and 91,666 shares may be acquired upon exercise of a stock purchase warrant.

(7)	Includes 135,000 shares of common stock underlying presently exercisable stock options. Also included are 1,300 shares held by Mr. Pannill as custodian for the benefit of two minor grandchildren and as to which Mr. Pannill disclaims beneficial ownership.

(8)	All of such shares may be acquired upon exercise of presently exercisable stock options.

(9)	Includes 75,000 shares of common stock underlying presently exercisable stock options.

(10)	Includes 185,000 shares of common stock underlying presently exercisable stock options. A total of 6,790 shares of common stock are held indirectly by Mr. Bayley through individual retirement accounts and Parallel’s 408(k) Plan.

(11)	Includes 158,750 shares of common stock underlying presently exercisable stock options. Also included are 7,550 shares held indirectly by Mr. Rutherford through his 408(k) Plan.

(12)	Of the total number of shares shown, 6,500 shares are held indirectly through Mr. Tiffin’s individual retirement account. Includes 25,000 shares of common stock underlying presently exercisable stock options.

(13)	Includes 314,285 shares of common stock that may be acquired upon conversion of 110,000 shares of preferred stock. See note 4 above.

(14)	Based on Schedule 13G as filed with the SEC on February 4, 2004.

(15)	Includes 400,000 shares of common stock owned directly by the Julia Jones Matthews Family Trust and 171,428 shares of common stock that may be acquired by the Trust upon conversion of 60,000 shares of preferred stock held directly by the Trust. By virtue of her position as the President and a Director of the Dodge Jones Foundation, Matthews has shared voting and investment powers with respect to, and may also be deemed to be the beneficial owner of, 971,428 shares of common stock that may be acquired by the Dodge Jones Foundation upon conversion of 340,000 shares of preferred stock held by it, and 400,000 shares of common stock that are owned directly by the Dodge Jones Foundation. Matthews disclaims beneficial ownership of all shares of common stock beneficially owned by the Dodge Jones Foundation. See note 16.

(16)	Includes 971,428 shares that may be acquired upon conversion of 340,000 shares of preferred stock. The Dodge Jones Foundation has shared voting and investment powers with respect to such shares of common stock. See note 15.

(17)	Includes 1,512,916 shares of common stock underlying stock options and warrants that are presently exercisable or that become exercisable within sixty days and 628,569 shares of common stock that may be acquired upon conversion of 220,000 shares of preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Parallel’s Directors and officers to file periodic reports with the SEC. These reports show the Directors’ and officers’ ownership, and the changes in ownership, of Parallel’s common stock and other equity securities. To our knowledge, all Section 16(a) filing requirements were complied with during 2003, except that Mr. Tiffin filed one Form 4 report two days late which reported his purchase of 6,200 shares of Parallel’s common stock.

PROPOSAL #1 - ELECTION OF DIRECTORS

     Our Directors are elected annually by our stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The number of directors comprising the whole Board is determined by the Board of Directors. On April 28, 2004, the Corporate Governance and Nominating Committee adopted a mandatory retirement policy for non-employee Directors. Under this policy, a non-employee Director may not stand for re-election at the annual meeting of stockholders following the date on which he or she attains age 72. As a result of the adoption of this policy, Mr. Pannill, a Director of Parallel since 1982, will not stand for re-election at the 2004 Annual Meeting, but will continue to serve as a Director and member of the Compensation and Corporate Governance and Nominating Committees of the Board until the Annual Meeting. Although Mr. Pannill is not standing for re-election, we may seek to retain his services and advice from time to time through a consulting, non-voting honorary directorship or other arrangement that would allow us to continue to draw upon his experience, knowledge of Parallel and acquaintances and contacts in the oil and gas industry. However, no such action or arrangement has been authorized or approved by the Board as of the date of this Proxy Statement. As a result of Mr. Pannill’s retirement, the Board will reduce its size from seven to six, effective just prior to the election of Directors at the Annual Meeting.

     Our six nominees for Directors are Thomas R. Cambridge, Dewayne E. Chitwood, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader, all of whom were elected as Directors at the last annual meeting of stockholders. All nominees have consented to serve as Directors if elected at the Annual Meeting. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. We do not know of any reason why any nominee will become unavailable. Shares represented by the accompanying form of proxy will be voted for the election of the six nominees named below unless other instructions are shown on the proxy card.

     Your Board of Directors recommends a vote FOR the following six nominees for election as Directors at the Annual Meeting.

		Director
Nominee	Age	Since	Position with Company
Thomas R. Cambridge(1)	68	1985	Chairman of the Board of
			Directors

Larry C. Oldham(1)	50	1979	Director, President and Chief
			Executive Officer

Dewayne E. Chitwood(2)(3)(4)	67	2000	Director

Martin B. Oring(1)(2)(3)(4)	58	2001	Director

Ray M. Poage(2)(3)(4)	56	2003	Director

Jeffrey G. Shrader(1)(2)(4)	53	2001	Director

(1)	Member of Hedging and Acquisitions Committee.

(2)	Member of Compensation Committee.

(3)	Member of Audit Committee.

(4)	Member of Corporate Governance and Nominating Committee.

     Mr. Cambridge is an independent petroleum geologist engaged in the exploration for, development and production of oil and natural gas. From 1970 until 1990, his activities were carried out primarily through Cambridge & Nail Partnership. Since 1990, Mr. Cambridge’s oil and gas activities have been carried out through Cambridge Production, Inc. He received a Bachelors degree and a Master of Science degree in geology from the University of Nebraska in 1958 and 1960. Mr. Cambridge has served as a Director of the Company since February, 1985; as President during the period from October, 1985 to October, 1994; and as Chairman of the Board of Directors and Chief Executive Officer from 1987 until January 1, 2004 when Mr. Oldham became the Chief Executive Officer.

     Mr. Oldham is a founder of Parallel and has served as an officer and Director since its formation in 1979. Mr. Oldham became President of Parallel in October, 1994, and served as Executive Vice President prior to that time. Effective January 1, 2004, Mr. Oldham replaced Mr. Cambridge as Chief Executive Officer. Mr. Oldham received a Bachelor of Business Administration degree from West Texas State University in 1975.

     Mr. Chitwood is president, chief executive officer and a manager of Wes-Tex Holdings, LLC, the general partner of Wes-Tex Drilling Company, L.P., a partnership engaged in oil and gas exploration and production. During the five-year period preceding Mr. Chitwood’s association with Wes-Tex in 1997, he was an owner and founder of CBS Insurance L.P., a general insurance agency.

     Mr. Oring is the owner and managing member of Wealth Preservation, LLC, a financial counseling firm founded by Mr. Oring in January 2001. From 1998 to December 2000, Mr. Oring was Managing Director Executive Services of Prudential Securities Incorporated, and from 1996 to 1998, Mr. Oring was Managing Director Capital Markets of Prudential Securities Incorporated. From 1989 to 1996, Mr. Oring was Manager of Capital Planning for The Chase Manhattan Corporation.

     Mr. Poage was employed by KPMG LLP from 1972 until June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and gas industry. He is a Certified Financial Planner and member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

     Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, Amarillo, Texas, since January 1993. He has also served as a director of Hastings Entertainment, Inc. since 1992.

PROPOSAL #2 – 2004 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN

     We are asking stockholders to approve the Parallel Petroleum Corporation 2004 Non-Employee Director Stock Grant Plan (the “Plan”). On April 29, 2004, upon recommendation of the Board’s Compensation Committee, the Directors approved the Plan, subject to stockholder approval. Historically, Directors’ fees have been paid solely in cash. If the Plan is approved by the stockholders, we will begin paying an annual retainer fee to each non-employee Director in the form of common stock having a value of $25,000. The Plan does not establish the level of cash fees that will be paid to Directors and we are not asking stockholders to vote on the cash fees we pay to Directors. However, if the Plan is approved by the stockholders, we intend to reduce the cash fees we are currently paying to our non-employee Directors as described under “Executive Compensation – Compensation of Directors – 2004” on page 27 of this Proxy Statement. If the Plan is not approved by the stockholders, the Plan will not become effective and Director fees for 2004 and thereafter will continue to include cash in amounts then deemed appropriate by the Compensation Committee.

Description of the 2004 Non-Employee Director Stock Grant Plan

     The following is a summary of the material features of the Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, which is attached to this Proxy Statement as Appendix B.

     Purpose of the Plan

     The purpose of the Plan is to promote the best interests of Parallel and its stockholders by providing a means to retain and attract qualified non-employee Directors and to provide opportunities for stock ownership by such Directors which will promote the alignment of the interests of such Directors with the interests of the stockholders of Parallel, in terms of both risk and reward. In addition, by awarding stock and reducing the cash compensation paid to non-employee Directors, we will preserve cash for our operations.

     Administration

     The Plan will be administered by the Compensation Committee. Although the Compensation Committee has authority to adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of Parallel, the Committee’s administrative functions will largely be ministerial in view of the Plan’s explicit provisions described below, including those related to eligibility and predetermination of the timing, pricing and amount of grants. The interpretation by the Compensation Committee of any provision of the Plan is final.

     Participation

     Directors of Parallel who are not employees of Parallel or any of its subsidiaries are eligible to participate in the Plan. Under the Plan, each non-employee Director will receive an annual retainer fee consisting of shares of common stock that will be automatically granted on the first day of July in each year, commencing on July 1, 2004 if the Plan is approved by the stockholders. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on the Nasdaq Stock Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year.

     Stock Subject to the Plan

     Assuming that the Plan is approved by the stockholders, the total number of shares available for grant will be 116,000 shares of common stock, subject to adjustment as described below. Shares delivered under the Plan will be made available from authorized but unissued shares, treasury shares, or a combination thereof. If there is a change in the common stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise, the aggregate number of shares available under the Plan will be appropriately adjusted in order to avoid dilution or enlargement of the rights intended to be made available under the Plan.

     Amendment, Suspension and Termination of the Plan

     The Board may suspend, terminate or amend the Plan at any time or from time to time in any manner that the Board may deem appropriate; provided that, without approval of the stockholders, no revision or amendment shall change the eligibility of Directors to receive stock grants, the number of shares of common stock subject to any grants or the Plan itself, or materially increase the benefits accruing to participants under the Plan, and Plan provisions relating to the amount, price and timing of grants of stock may not be amended.

     Transfer Restrictions

     Shares acquired under the Plan are non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until the non-employee Director holding such Stock ceases to be a Director, except that the Compensation Committee may permit a transfer of stock subject to the condition that the Compensation Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes or a gratuitous or donative purpose and without consideration.

     Term of Plan

     The term of the Plan will begin on the date the Plan is approved by the stockholders and will remain in effect until terminated by the Board, although no additional shares of common stock may be issued after the 116,000 shares subject to the Plan have been issued. Based upon the $4.32 per share closing price of the common stock on the Nasdaq Stock Market on May 7, 2004 and four non-employee Directors, the 116,000 shares available under the Plan would last through the annual grant due non-employee Directors in July 2008.

     Federal Income Tax Consequences

     When a non-employee Director receives payment of fees in shares of common stock, the fair market value of the shares received will be includable as ordinary compensation income to the non-employee Director in the calendar year in which the shares are transferred to the non-employee Director, and we will be allowed a deduction for federal income tax purposes. The tax basis for such shares will be equal to the fair market value on the date of transfer, and the non-employee Director’s capital gains holding period will commence on such date. A non-employee Director will recognize capital gain or loss on the subsequent sale of such shares, which will be long-term capital gain or loss if the non-employee Director has held such shares for more than one year.

     New Plan Benefits - 2004

     The chart on the following page presents the benefits or amounts that will be received by each of the following individuals and groups for fiscal 2004 if the Plan is approved by the stockholders, and to the extent the benefits or amounts are determinable. This Plan only concerns equity compensation for non-employee Directors of Parallel.

Non-Employee Director Stock Grant Plan

Name and Position	Dollar Value	Number of Units
Thomas R. Cambridge	N/A	N/A
Chairman of the Board of Directors

Larry C. Oldham	N/A	N/A
Director, President and Chief Executive Officer

Eric A. Bayley	N/A	N/A
Vice President of Corporate Engineering

John S. Rutherford	N/A	N/A
Vice President of Land and Administration

Donald E. Tiffin	N/A	N/A
Chief Operating Officer

Executive Officers as a Group	N/A	N/A

Non-Executive Director Group (4 persons)	$100,000	(1)

Non-Executive Officer Employee Group	N/A	N/A

(1)	Because the actual number of shares of common stock that will be granted each year will depend on the market value of common stock at future dates, it is not possible to determine the actual number of shares that will be received by non-employee directors if the plan is approved by the stockholders. However, if the plan is approved by the stockholders, each non-employee Director will be granted on July 1, 2004 shares of common stock having an aggregate market value of $25,000. Assuming that the average closing price of the common stock for the ten day trading period commencing fifteen days before July 1, 2004 is $4.32 per share (the same per share price as the actual closing price of the common stock on May 7, 2004, Messrs. Chitwood, Oring, Poage and Shrader would each receive 5,787 shares, or a total of 23,148 shares for the group of four non-employee Directors.

     The rules of the Nasdaq Stock Market require that our stockholders approve the granting of stock in payment of Director fees under the Plan. The Board feels it is in the best interest of Parallel to issue stock to the Directors in order to provide an opportunity for stock ownership by non-employee Directors, more closely align the interests of the non-employee Directors with the interests of the stockholders, and to preserve cash for operations.

     The Board of Directors recommends that you vote FOR the proposal to approve the Parallel Petroleum Corporation 2004 Non-Employee Director Stock Grant Plan.

GOVERNANCE OF THE COMPANY

     Under the Delaware General Corporation Law and our bylaws, Parallel’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of Parallel’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members of the Board, six of whom are standing for re-election at the Annual Meeting. The Board has determined that all of the Directors, other than Mr. Cambridge and Mr. Oldham, are “independent” for the purposes of NASD Rule 4200(a)(15). The Board based these determinations primarily on responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions among the Directors.

     Seventeen meetings of the Board of Directors were held in 2003. Each Director attended 100% of the meetings held during the period in which he was a Director. The Directors also took action by unanimous written consent on one occasion during 2003.

     The Board has four standing committees:

•	the Audit Committee;

•	the Corporate Governance and Nominating Committee;

•	the Compensation Committee; and

•	the Hedging and Acquisitions Committee.

Audit Committee

     The Audit Committee reviews the results of the annual audit of our financial statements and recommendations of the independent auditors with respect to our accounting practices, policies and procedures. As prescribed by our Audit Committee charter, the Audit Committee is also responsible for overseeing management’s conduct of our financial reporting process, our systems of internal accounting and financial controls, and the independent audit of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the auditors.

     The Audit Committee operates under a charter, which was revised in March 2004. The Audit Committee charter is attached to this Proxy Statement as Appendix A. The charter can also be viewed in our website in www.parallel-petro.com. The Audit Committee reviews the charter annually to ensure that it meets the listing standards for issuers with securities listed for trading on The Nasdaq Stock Market. The charter specifies that the Audit Committee will have at least three members, comprised solely of independent directors.

     The Audit Committee of the Board of Directors presently consists of three directors, all of whom have no financial or personal ties to Parallel (other than director compensation and equity ownership as described in this Proxy Statement) and meet the Nasdaq listing standards for independence. The Board of Directors has determined that at least one member of the Audit Committee, Ray M. Poage, meets the criteria of an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K, and is independent for purposes of Nasdaq listing standards and Section 10A (m)(3) of the Securities Exchange Act of 1934, as amended. Mr. Poage’s background and experience includes service as a partner of KPMG LLP where Mr. Poage participated extensively in accounting, auditing and tax matters related to the oil and natural gas business.

     From May 2001 until April 2003, the Audit Committee was composed of Mr. Oring (Chairman), Mr. Pannill and Mr. Shrader. Upon Mr. Poage’s appointment to the Board of Directors in April 2003, Mr. Pannill resigned from the Audit Committee and Mr. Poage was appointed Chairman of the Audit Committee. Mr. Shrader resigned from the Audit Committee in October 2003, because the law firm with which Mr. Shrader is affiliated provided legal services to Parallel. Mr. Chitwood was then appointed to serve on the Audit Committee in place of Mr. Shrader. Since October 2003, the members of the Audit Committee have been and continue to be Messrs. Poage (Chairman), Chitwood and Oring.

     Seventeen meetings of the Audit Committee were held in 2003. Each member of the Audit Committee attended 100% of the meetings held during the period in which he was a member of the Committee.

Corporate Governance and Nominating Committee

     At its March 15, 2004 meeting, the Board formed a Corporate Governance and Nominating Committee and adopted a charter for this new committee. The functions of the Corporate Governance and Nominating Committee will include: recommending to the Board of Directors nominees for election as directors of Parallel, and making recommendations to the Board of Directors from time to time as to matters of corporate governance. At May 1, 2004, the members of the new Corporate Governance and Nominating Committee were Mr. Chitwood, Mr. Oring, Mr. Pannill, Mr. Poage and Mr. Shrader (Chairman), all of whom meet the Nasdaq listing standards for independence. The Corporate Governance and Nominating Committee will operate under a charter setting out the functions and responsibilities of this committee. A copy of the charter can be viewed in our website at www.parallel-petro.com.

     The committee will consider candidates for Director suggested by stockholders. Stockholders wishing to suggest a candidate for Director should write to any one of the members of the committee at his address shown under “Stock Ownership” on page 4 of this Proxy Statement. Suggestions should include:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a statement of the candidate’s age, business and educational experience;

•	information sufficient to enable the committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any joint interest owners, customer, supplier or competitor of Parallel;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

     Under our bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors Committee, or by a stockholder entitled to vote who delivers timely notice along with the additional information and materials required by the bylaws to our corporate Secretary. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder must be received not later than the tenth day after the day on which the notice of the date of the meeting was mailed or public disclosure was made. You can obtain a copy of our bylaws by writing to the corporate Secretary, 1004 N. Big Spring, Suite 400, Midland, Texas 79701. A copy of our bylaws can be viewed on our website at www.parallel-petro.com.

Compensation Committee

     The Compensation Committee determines Parallel’s compensation policies and has the responsibility of reviewing and determining the compensation and terms of benefit arrangements with Parallel’s officers and the making of awards under such arrangements. The members of the Compensation Committee at May 1, 2004 were Mr. Chitwood, Mr. Oring, Mr. Pannill, Mr. Poage and Mr. Shrader (Chairman), all of whom are independent under current Nasdaq listing standards. The Compensation Committee did not operate under a charter last year, but we intend to adopt a charter in the current year. Once adopted, we will make it available on our website.

     Six meetings of the Compensation Committee were held in 2003. Each member of the Compensation Committee attended 100% of the meetings held during 2003.

Hedging and Acquisitions Committee

     The Hedging and Acquisitions Committee presently consists of five Directors, including Mr. Cambridge, Mr. Oldham, Mr. Oring, Mr. Poage and Mr. Shrader. With respect to hedging, the committee reviews, assists and advises management on overall risk management strategies and techniques, with the objective of implementing prudent commodity and interest rate hedging arrangements, and monitors our compliance with certain covenants in our revolving credit facility. The Hedging and Acquisitions Committee also reviews with management oil and gas acquisition opportunities, and consults with members of management to review plans and strategies for pursing acquisitions.

     Five meetings of the Hedging and Acquisitions Committee were held during 2003. Each member of the Hedging and Acquisitions Committee attended all meetings held during 2003.

Code of Ethics

     On March 15, 2004, the Board also adopted a code of ethics as part of our efforts to comply with the Sarbanes-Oxley Act of 2002 and rule changes made by the Securities and Exchange Commission and Nasdaq. Our code of ethics applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and all other financial officers and executives. You may review the code of ethics in our website at www.parallel-petro.com. We have also filed a copy of our code of ethics with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003. We will provide without charge to each person, upon written or oral request, a copy of our code of ethics. Requests should be directed to:

Manager of Investor Relations Parallel Petroleum Corporation 1004 N. Big Spring, Suite 400 Midland, Texas 79701 Telephone: (432) 684-3727

Stockholder Communications with Directors

     Parallel stockholders who want to communicate with any individual Director can write to that Director at his address shown under the caption “Stock Ownership” on page 4 of this Proxy Statement.

     Your letter should indicate that you are a Parallel stockholder. Depending on the subject matter, the Director will:

•	if you request, forward the communication to the other Directors;

•	request that management handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	not forward the communication to the other Directors or management if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Attendance at Annual Meetings

     We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or a schedule conflict. Last year, all seven of the individuals then serving as Director attended our annual meeting of stockholders.

Report of the Audit Committee

     The Audit Committee of our Board of Directors is comprised of the three directors named below.

     The Audit Committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements and the overall reporting process. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.

     The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors the issue of its independence from Parallel.

     The Audit Committee also heard the report of the independent auditors regarding certain critical accounting policies and practices used by Parallel and alternative treatments, and material written communications between the independent auditors and Parallel.

     Based on the Audit Committee’s review of the audited financial statements and in reliance on its discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003 be included in Parallel’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Ray M. Poage (Chairman) Dewayne E. Chitwood Martin B. Oring

Principal Accountant Information

     Resignation of KPMG LLP

     On December 4, 2003, we received written notice from KPMG LLP confirming that the client-auditor relationship between Parallel and KPMG had ceased as of December 2, 2003. KPMG resigned due to an independence issue arising from retirement benefits paid to Ray M. Poage, a former partner of KPMG who is also a Director of Parallel. For the period from April 28, 2003 to December 2, 2003, Mr. Poage received eight monthly retirement payments from KPMG, each in the amount of $856.26.

     KPMG’s audit reports on our financial statements for the two fiscal years ended December 31, 2001 and December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

     During the two fiscal years ended December 31, 2001 and December 31, 2002 and the period from January 1, 2003 through December 2, 2003, there were no disagreements between Parallel and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for that period, nor have there been any reportable events as defined under Item 304(a)(1)(v) of regulation S-K during such period.

     We provided KPMG with a copy of our Current Report on Form 8-K, dated December 2, 2003 and filed with the SEC on December 9, 2003, reporting KPMG’s resignation. We requested that KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements we made in our Form 8-K Report and, if not, stating the respects in which it did not agree. KPMG’s letter, filed as an exhibit to the Form 8-K Report, expressed agreement with our statements.

     Engagement of BDO Seidman, LLP

     Effective January 20, 2004, we engaged BDO Seidman, LLP as the principal accountant to audit our financial statements. The decision to engage BDO Seidman was recommended and approved by the Audit Committee of our Board of Directors.

     During the two fiscal years ended December 31, 2001 and December 31, 2002 and during any subsequent interim period, BDO Seidman was not engaged as either the principal accountant to audit our financial statements or as an independent accountant to audit a significant subsidiary and on whom the principal accountant was expected to express reliance on its report. In addition, during the two most recent fiscal years and during any subsequent interim period prior to engaging BDO Seidman, neither we, nor anyone on our behalf consulted BDO Seidman regarding (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us and no oral advice was provided to us by BDO Seidman which was considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; and (b) there was no matter that was a subject of disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in paragraph 304(a)(1)(v) of Regulation S-K.

     Audit Fees

     KPMG LLP audited our financial statements for the year ended December 31, 2002 and for the prior eighteen years. As described above, KPMG resigned in December 2003. Prior to KPMG’s resignation, KPMG provided audit and tax services in 2003. In January 2004, the Audit Committee engaged BDO Seidman, LLP as our independent auditors.

     The aggregate fees for professional services by BDO and KPMG in 2003 and 2002 were:

	BDO	KPMG
Types of Fees	2003	2003	2002
	(dollars in thousands)
Audit fees	$140	$120	$113
Audit-related fees	—	61	2
Tax fees	—	28	43
All other fees	—	—	—

Total	$140	$209	$158

     In the above table, “audit fees” are fees we paid for professional services for the audit of our financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed for assurance and related services (such as due diligence services) that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, advice and planning; and “all other fees” are fees billed to Parallel for any services not included in the first three categories.

     Pre-approval Policies and Procedures

     The Audit Committee had not, as of the time of mailing this Proxy Statement, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the Audit Committee as a whole has pre-approved all such services. In the future, our Audit Committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Parallel’s management.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Returns

     The indexes in the performance graph compare the annual cumulative total stockholder return on Parallel’s common stock with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and a peer group index comprised of 69 U.S. companies engaged in crude oil and natural gas operations, based on an SIC Code Index for crude petroleum and natural gas companies, whose stocks were traded on Nasdaq during the five-year period ended December 31, 2003. The SIC Code Index is published by the Center for Research in Security Prices of the University of Chicago Graduate School of Business. The table assumes that the value of an investment in Parallel’s common stock and each index was $100 at the end of 1998 and that all dividends were reinvested.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

     Our Committee is responsible for formulating and administering the overall compensation principles and plans for Parallel. This includes establishing the compensation paid to our officers, administering our stock option plans and, generally, reviewing our compensation programs at least annually. None of the members of the Compensation Committee are current or former employees of Parallel or any of its subsidiaries.

     In our report last year, we indicated that our annual review of executive compensation would occur at or near the end of each fiscal year, rather than during the middle of the year. We made this transition last year and, while our Committee met and considered various compensation issues throughout the year, our formal conclusions and recommendations were made in late November 2003. We believe the year-end evaluations enabled us to more effectively analyze and compare the year-to-year performance of our executives. Also, throughout the year, our Committee reviewed and considered the creation of an incentive plan for our executive officers that would be based on the net asset value of the company, exclusive of the artificial or temporary effects (favorable or unfavorable) that wide fluctuations in oil and natural gas prices can have on Parallel. In November 2003, the Committee approved in principle the adoption of an employee retention/severance plan which, generally, would provide for a one-time payment to all officers and employees upon the occurrence of a merger, sale or other change of control of the company. Since then, we have considered and are still working on finalizing the specific compensatory features of the plan, which we expect will include features tied more closely to the market price of Parallel’s stock. We believe linking executive compensation more closely to Parallel’s stock price will enhance and strengthen the alignment of the interests of our executives with the interests of Parallel’s stockholders.

     We discuss below the policies and principles we followed last year for compensating our executive officers.

     Goals and Objectives

     Creating value for our stockholders is the primary objective of Parallel’s Board. Our Committee supports this objective by establishing compensation arrangements that we believe will attract and retain qualified executives. At the same time, we are mindful of, and try to balance our executive compensation arrangements with, the interests and concerns of stockholders. We try to emphasize compensation arrangements that we believe will (1) motivate and retain talented individuals and reward performance, (2) provide long term performance incentives, (3) encourage the application of prudent decision making processes in an industry marked by volatility and high risk and (4) maintain the alignment of management’s interests with the interests of Parallel stockholders.

     Compensation Components

     Our judgments regarding executive compensation last year were primarily based upon our assessment of each executive officer’s leadership, performance, individual contributions to Parallel’s business and potential to enhance stockholder value. We rely upon judgment, not upon rigid guidelines or formulas, or short term changes in our stock price, in determining the amount and mix of compensation elements for each executive officer. In reviewing the overall compensation of our officers, we consider the following components of executive compensation:

•	base salaries;

•	stock option grants;

•	cash bonuses;

•	insurance plans; and

•	contributions by Parallel to the 408(k) retirement plan.

     Evaluation Factors

     Historically, we have evaluated compensation paid to our officers based upon the following factors, several of which we consider in the context of Parallel alone and by comparison with peer companies:

•	Parallel’s oil and gas reserves and production;

•	the market value of Parallel’s common stock;

•	cash flow and earnings;

•	the extent to which the officers have been successful in finding and creating opportunities for Parallel to participate in drilling or acquisition ventures having quality prospects;

•	the ability of our officers to formulate and maintain sound budgets for drilling ventures and other business activities;

•	the overall financial condition of Parallel;

•	the extent to which proposed business plans are met;

•	comparing the compensation packages of our officers with the compensation packages of officers of other companies similar to Parallel;

•	the volatility of our industry and, in particular, the performance of our executives during periods of depressed industry conditions; and

•	the individual performance, leadership, business knowledge and level of responsibility of our officers.

We have not assigned relative weights or rankings to these factors. Instead, we made subjective determinations based upon a consideration of all of these factors.

     In establishing base salaries for our officers, we have not retained independent consultants to analyze or prepare formal surveys for us. However, when considering salary increases and cash bonuses we do consider data that is publicly available from consulting firms and we make informal comparisons of our executives’ compensation with the compensation paid to executives of other publicly and privately held companies similar to Parallel. We also rely on our general knowledge and experience in the oil and gas industry, focusing on a subjective analysis of each of our executive’s contributions to Parallel’s overall performance. In addition, we take into account the fact that we do not provide significant perquisites to our executive officers. While specific performance levels or “benchmarks” are not used to establish salaries or grant stock options, we do take into account historic comparisons of Parallel’s performance. With respect to awards of stock options, we attempt to provide the executives with a long term incentive compensation vehicle that could result in future additional compensation to the executives, but only if the value of our common stock increases for all stockholders. All stock options are granted with exercise prices equal to the fair market value of the common stock on the date of grant. When awarding stock options, we consider the number of options granted on prior occasions and the length of time between option grants. While we continue to believe that granting stock options encourages long term performance and helps align the interests of management with our stockholders, we did not grant stock options to any of our executive officers in 2003.

     CEO Compensation

     In the case of Mr. Cambridge, the Chief Executive Officer of Parallel in 2003, the factors we considered in establishing the level and components of compensation, in addition to those discussed above, included the amount of time devoted by Mr. Cambridge to Parallel’s overall business activities, the fact that he does not participate in any of Parallel’s insurance or retirement plans, his individual business responsibilities and the extent to which Mr. Cambridge is directly involved in special projects that Parallel undertakes. These additional factors are included and considered in the evaluation of Mr. Cambridge’s compensation since he does not serve the company as a full-time employee. Although the Committee did not apply a specific list of performance criteria in the evaluation of Mr. Cambridge’s performance, we did consider and evaluate his performance, tenure and accomplishment in the context of our general assessment of the overall performance of the company. We noted that the Committee increased Mr. Cambridge’s annual cash compensation from $101,080 to $110,000 in June 2002 and also awarded a cash bonus to him in the amount of $25,000. After reviewing the compensation paid to Mr. Cambridge in 2002 and 2003 and his performance over the last fiscal year, the Committee decided not to increase Mr. Cambridge’s annual cash compensation above the $110,000 level established in June 2002. We also awarded a cash bonus to Mr. Cambridge in the amount of $25,000, the same amount that we awarded to him in 2002. The decision to maintain Mr. Cambridge’s annual cash compensation and bonus at the same amounts as the prior year is not an indication that his performance was not at or above the same level of achievement he has exhibited in the past. To the contrary, in a year that included the challenges of developing and furthering our new business plans and reviewing, changing and implementing new governance procedures and redefining the roles that all of our executive officers and Directors have in seeking to increase stockholder value, the continuity of knowledge, leadership and management skills provided by Mr. Cambridge last year were essential and invaluable to the company. We also believe that as the results of our new business plans unfold, we will be in a better position later this year to further evaluate and compare the performance of all of our executive officers, including Mr. Cambridge, with those results. In the meantime, we have concluded that the compensation presently being provided to Mr. Cambridge is reasonable and adequate.

     Limit on Deductibility of Certain Compensation

     Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over one million dollars per year have not been a factor in our considerations or recommendations.

Jeffrey G. Shrader (Chairman) Dewayne E. Chitwood Martin B. Oring Charles R. Pannill Ray M. Poage

Summary of Annual Compensation

     The table below shows a summary of the types and amounts of compensation paid to Mr. Cambridge, our Chief Executive Officer for the last three fiscal years, and the types and amounts of compensation paid to each of the four most highly compensated executive officers, based on salary and bonus for 2003.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards
				Other			Payouts	All
				Annual	Restricted	Securities		Other
Name and				Compen-	Stock	Underlying	LTIP	Compen-
Principal Position		Salary	Bonus	sation	Awards	Options/	Payouts	sation
During 2003	Year	($)	($)(1)	($)	($)	SAR(#)	($)	($)
T. R. Cambridge	2003	$110,000	$25,000	$0	0	0	0	0
Chief Executive	2002	$106,284	$158,888	$450	0	0	0	0
Officer and	2001	$91,362	$26,000	$900	0	100,000	0	0
Chairman of the Board

L. C. Oldham	2003	$191,000	$61,391	$20,198 (2)	0	0	0	$14,064 (3)
President	2002	$187,316	$555,674	$17,850	0	0	0	$11,113
and Director	2001	$170,392	$26,000	$17,922	0	200,000	0	$14,470

E. A. Bayley	2003	$110,000	$23,391	$16,470 (4)	0	0	0	$6,600 (5)
Vice President	2002	$111,792	$172,178	$16,127	0	0	0	$6,303
of Corporate	2001	$96,155	$13,000	$15,705	0	50,000	0	$6,489
Engineering

J. S. Rutherford	2003	$110,000	$23,391	$15,763 (6)	0	0	0	$6,600 (7)
Vice President	2002	$110,384	$410,352	$16,540	0	0	0	$6,488
of Land and	2001	$103,411	$13,000	$15,028	0	50,000	0	$6,925
Administration

D. E. Tiffin	2003	$171,140	$44,391	$17,464 (8)	0	0	0	$10,268 (9)
Vice President	2002	$99,832	$47,421	$8,257	0	50,000	0	$5,990

(1)	The bonuses paid to Messrs. Cambridge, Oldham, Bayley and Rutherford during 2002 include payments made to them under Incentive Award Agreements as a result of the sale of all of the assets of First Permian, LP, a limited partnership in which Parallel owned a 30.675% limited partnership interest. Parallel entered into these Incentive Award Agreements with Messrs. Cambridge, Oldham, Bayley, Rutherford and four other employees in December 2001 to provide an incentive to the participants and to reward outstanding efforts and achievements by them when a material contribution to Parallel’s success resulted from an Award Event. An Award Event generally meant an acquisition of First Permian, a sale of substantially all of First Permian’s assets, or Parallel’s sale or other disposition of its 30.675% ownership interest in First Permian. The agreements awarded Unit Equivalent Rights to the recipients. A Unit Equivalent Right was essentially equivalent to a Common Unit of common membership interest in First Permian. At March 1, 2002, First Permian had outstanding 1,140,992 Common Units and 1,350,000 Preferred Units. Parallel owned 350,000 Common Units of First Permian. The Unit Equivalent Rights entitled the recipient to a one-time cash bonus. Payment of the bonus was triggered by the occurrence of an Award Event. The amount of a bonus payment was defined as the difference between $30.00 per Common Unit and the price per Common Unit received by First Permian’s holders of Common Units in a transaction constituting an Award Event, multiplied by the number of Unit Equivalent Rights granted to the recipient. To illustrate, assuming the holders of First Permian’s Common Units received

$100.00 per Common Unit from a sale of assets, a recipient of 1,000 Unit Equivalent Rights would be entitled to receive a cash payment equal to $70.00 ($100.00 minus $30.00) multiplied by 1,000, or $70,000. Under these Incentive Award Agreements, 9,565 Unit Equivalent Rights were granted to Mr. Oldham; 2,394 were granted to Mr. Cambridge; 2,869 to Mr. Bayley; and 7,173 to Mr. Rutherford. In April, 2002 an Award Event occurred when First Permian sold all of its oil and gas properties to Energen Corporation. Because shares of Energen Corporation’s common stock were a component of the total purchase price for First Permian’s properties, the portion of the bonus payments attributable to the Energen stock was based upon the price at which we sold our shares of Energen stock. Under these agreements, Mr. Cambridge received $132,480; Mr. Oldham - $529,266; Mr. Bayley - $158,770; and Mr. Rutherford - $396,944. The Incentive Award Agreements automatically terminated upon payment of the bonuses. Mr. Tiffin received a signing and inducement bonus in the amount of $46,013 when he joined Parallel in June 2002.

(2)	These amounts include insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $19,697 for 2003; $17,647 for 2002; and $16,366 for 2001.

(3)	For 2003, such amount includes $11,460 contributed by Parallel to Mr. Oldham’s individual retirement account maintained under Parallel’s 408(k) simplified employee pension plan/individual retirement account, and $2,604 for income tax preparation and planning. For 2002, such amount includes $11,113 contributed by Parallel to Mr. Oldham’s individual retirement account, and the reimbursement of $4,624 for income tax preparation and planning. For 2001, such amount includes $11,482 contributed by Parallel to Mr. Oldham’s retirement account, and the reimbursement to Mr. Oldham of $2,988 for income tax preparation and planning.

(4)	These amounts include insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $16,470 for 2003; $15,150 for 2002; and $14,808 for 2001.

(5)	This amount represents Parallel’s contribution to Mr. Bayley’s individual retirement account maintained under the 408(k) simplified employee pension plan/individual retirement account.

(6)	These amounts include insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $15,763 for 2003; $14,221 for 2002; and $13,155 for 2001.

(7)	This amount represents Parallel’s contribution to Mr. Rutherford’s individual retirement account maintained under the 408(k) simplified employee pension plan/individual retirement account.

(8)	These amounts include insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $16,964 for 2003; and $8,150 for 2002.

(9)	This amount represents Parallel’s contribution to Mr. Tiffin’s individual retirement account maintained under the 408(k) simplified employee pension plan/individual retirement account.

Stock Options

     Historically, we have used stock options as part of the overall compensation of directors, officers and employees. However, we did not grant any stock options in 2003 to any of the executive officers named in the Summary Compensation Table. Summary descriptions of our stock option plans are included in this Proxy Statement, beginning on page 28, so you can review the types of options we have granted in the past and the significant features of our stock options.

     In the table below, we show certain information about the exercise of stock options in 2003 and the value of unexercised stock options held by the named executive officers at December 31, 2003.

Aggregated Option/SAR Exercises in
Last Fiscal Year and Fiscal Year - End Option/SAR Values

					Value of
			Number of Securities Underlying		Unexercised
			Unexercised Options at Fiscal		in-the-Money Options
	Shares Acquired	Value Realized	Year-End (#)		at Fiscal Year-End ($)(2)
Name	on Exercise	($) (1)	Exercisable	Unexercisable	Exercisable		Unexercisable
T.R. Cambridge	0	0	300,000	0	$190,000	(3)	$0
L. C. Oldham	0	0	340,000	60,000	$328,700	(4)	$0	(4)
E. A. Bayley	0	0	205,000	0	$156,730	(5)	$0
J. S. Rutherford	0	0	158,750	0	$120,230	(6)	$0
D. E. Tiffin	0	0	25,000	25,000	$54,250		$54,250

(1)	The value realized is equal to the fair market value of a share of common stock on the date of exercise, less the exercise price of the stock options exercised.

(2)	The value of unexercised in-the-money options is equal to the fair market value of a share of common stock at fiscal year-end ($4.35 per share), based on the last sale price of Parallel’s common stock, less the exercise price.

(3)	At December 31, 2003, the exercise prices of exercisable options to purchase a total of 100,000 shares of common stock held by Mr. Cambridge exceeded $4.35, the fair market value of our common stock on that date.

(4)	At December 31, 2003, the exercise prices of exercisable options to purchase a total of 140,000 shares of common stock held by Mr. Oldham exceeded $4.35, the fair market value of our common stock on that date. In addition, an unexercisable stock option to purchase 60,000 shares of common stock was held by Mr. Oldham at fiscal year-end, which also had an exercise price greater than $4.35.

(5)	At December 31, 2003, the exercise prices of exercisable options to purchase a total of 100,000 shares of common stock held by Mr. Bayley exceeded $4.35, the fair market value of our common stock on that date.

(6)	At December 31, 2003, the exercise prices of exercisable options to purchase a total of 93,750 shares of common stock held by Mr. Rutherford exceeded $4.35, the fair market value of our common stock on that date.

Change of Control Arrangements

     Stock Option Plans

     Our outstanding stock options and stock option plans contain certain change of control provisions which are applicable to Parallel’s outstanding stock options, including the options held by our officers and Directors. For purposes of our options, a change of control occurs if:

•	Parallel is not the surviving entity in a merger or consolidation;

•	Parallel sells, leases or exchanges all or substantially all of its assets;

•	Parallel is to be dissolved and liquidated;

•	any person or group acquires beneficial ownership of more than 50% of Parallel’s common stock; or

•	in connection with a contested election of directors, the persons who were Directors of Parallel before the election cease to constitute a majority of the Board of Directors.

     If a change of control occurs, the Compensation Committee of the Board of Directors can:

•	accelerate the time at which options may be exercised;

•	require optionees to surrender some or all of their options and pay to each optionee the change of control value;

•	make adjustments to the options to reflect the change of control; or

•	permit the holder of the option to purchase, instead of the shares of common stock as to which the option is then exercisable, the number and class of shares of stock or other securities or property which the optionee would acquire under the terms of the merger, consolidation or sale of assets and dissolution if, immediately before the merger, consolidation or sale of assets or dissolution, the optionee had been the holder of record of the shares of common stock as to which the option is then exercisable.

     The change of control value is an amount equal to, whichever is applicable:

•	the per share price offered to Parallel’s stockholders in a merger, consolidation, sale of assets or dissolution transaction;

•	the price per share offered to Parallel’s stockholders in a tender offer or exchange offer where a change of control takes place; or

•	if a change of control occurs, other than from a tender or exchange offer, the fair market value per share of the shares into which the options being surrendered are exercisable, as determined by the Compensation Committee.

     Change of Control Agreements

     In June 2001, Parallel entered into Change of Control Agreements with Mr. Cambridge, Mr. Oldham, Mr. Bayley, Mr. Rutherford and four other employees. The Compensation Committee determined not to renew these agreements and they expired by their own terms in June 2003. These agreements provided that upon the occurrence of a change of control, each person would be entitled to receive a single lump sum cash payment in an amount equal to one year’s salary. The agreements also provided for continued participation in Parallel’s medical, dental, disability and life insurance and retirement plans for a period of twelve months after a change of control. A change of control would have occurred if:

•	any person had become the beneficial owner of Parallel’s voting shares entitling that person to 20% or more of the voting power of Parallel;

•	the stockholders of Parallel had approved a transaction providing for (1) Parallel to be merged, consolidated or otherwise combined with another person, (2) the sale of all or substantially all the assets or stock of Parallel or (3) the liquidation or dissolution of Parallel; or

•	less than a majority of the members of the Board were continuing directors. A continuing director meant a Director of Parallel who either (1) was a Director of Parallel on June 1, 2001, the date of the Change of Control Agreements, or (2) was an individual whose appointment, election, or nomination for election, as a Director of Parallel was approved by a vote of at least a majority of the Directors of Parallel then still in office who were continuing directors (other than an individual whose initial assumption of office was in connection with an actual or threatened election contest relating to the election of the Directors of Parallel).

Compensation of Directors - 2003

     Cash Compensation

     Mr. Cambridge and Mr. Oldham do not receive separate compensation for serving as Directors or as members of Board committees. Our non-employee Directors each received $1,500 for attending meetings of the Board of Directors held in 2003. Non-employee Directors who were members of a Board committee in 2003 also received the following fees:

•	$750 per meeting for service on the Compensation Committee, with the Chairman of the Compensation Committee being entitled to receive an additional fee of $5,000 per year;

•	$750 per meeting for service on the Audit Committee, with the Chairman of the Audit Committee being entitled to receive an additional fee of $10,000 per year and each other Audit Committee member receiving $5,000 per year; and

•	$750 per meeting for service on the Hedging and Acquisitions Committee.

     Under these arrangements, for 2003, Mr. Pannill received $35,000; Mr. Chitwood - $30,000; Mr. Shrader — $56,500; Mr. Poage — $35,250; and Mr. Oring - $52,750.

     Stock Options

     Directors who are not employees of Parallel are eligible to participate in Parallel’s 1997 Non-employee Directors Stock Option Plan and the 2001 Non-employee Directors Stock Option Plan. As reported in last year’s proxy statement, when Mr. Poage was first appointed as a Director of Parallel in April 2003, he was granted a stock option to purchase 50,000 shares of common stock under the 2001 Non-employee Director Stock Option Plan. The exercise price of the option is $2.61 per share, the fair market value of the common stock on the grant date. The option became exercisable as to one-half of the shares on April 28, 2004 and the remaining one-half become exercisable on April 28, 2005. The option expires ten years from the grant date. No options were granted in 2003 to any of the other non-employee Directors.

     Other

     All Directors are reimbursed for expenses incurred in connection with attending meetings.

     Parallel provides liability insurance for its directors and officers. The cost of this coverage for 2003 was approximately $139,000.

     Parallel does not offer non-employee Directors a pension or retirement plan.

Compensation of Directors - 2004

     Cash Compensation

     If the Directors’ proposal to approve the 2004 Non-Employee Director Stock Grant Plan is approved by the stockholders, the cash fees paid to Parallel’s non-employee Directors in 2004 will be reduced. For 2004, each non-employee Director will receive $750 for attending meetings of the Board of Directors and each non-employee Director who is a member of a Board committee will also receive the following fees:

•	$375 per meeting for service on the Compensation Committee, with the Chairman of the Compensation Committee being entitled to receive an additional fee of $2,500 per year;

•	$375 per meeting for service on the Audit Committee, with the Chairman of the Audit Committee being entitled to receive an additional fee of $5,000 per year and each other Audit Committee member receiving $2,500 per year;

•	$375 per meeting for service on the Corporate Governance and Nominating Committee, with the Chairman of the Corporate Governance and Nominating Committee being entitled to receive an additional fee of $2,500 per year; and

•	$375 per meeting for service on the Hedging and Acquisitions Committee.

Equity Compensation Plans

     At December 31, 2003, a total of 2,705,650 shares of common stock were authorized for issuance under our equity compensation plans. In the table below, we describe certain information about these shares and the equity compensation plans which provide for their authorization and issuance. You can find additional information about our stock option plans under the caption “Stock Option Plans” below.

Equity Compensation Plan Information

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders	1,938,150	$3.53	192,500
Equity compensation plans not approved by security holders	575,000 (1)	$3.83	0
Total	2,513,150	$3.60	192,500

(1)	These shares include an aggregate of 200,000 shares of common stock underlying stock options granted in June 2001 to non-officer employees pursuant to Parallel’s Employee Stock Option Plan; 275,000 shares of common stock underlying a stock purchase warrant we issued to an investment banking firm in November 2001; and 100,000 shares of common stock underlying a stock purchase warrant we issued to the same investment banking firm in December 2003.

Stock Option Plans

     1992 Stock Option Plan

     In May 1992, our stockholders approved and adopted the 1992 Stock Option Plan. The 1992 Plan expired by its own terms on March 1, 2002, but remains effective only for purposes of outstanding options. The 1992 Plan provided for granting to key employees, including officers and Directors who were also key employees of Parallel, and Directors who were not employees, options to purchase up to an aggregate of 750,000 shares of common stock. Options granted under the 1992 Plan to employees are either incentive stock options or options which do not constitute incentive stock options. Options granted to non-employee Directors are not incentive stock options.

     The 1992 Plan is administered by the Board’s Compensation Committee, none of whom were eligible to participate in the 1992 Plan, except to receive a one-time option to purchase 25,000 shares at the time he or she became a Director. The Compensation Committee selected the employees who were granted options and established the number of shares issuable under each option and other terms and conditions approved by the Compensation Committee. The purchase price of common stock issued under each option is the fair market value of the common stock at the time of grant.

     The 1992 Plan provided for the granting of an option to purchase 25,000 shares of common stock to each individual who was a non-employee Director of Parallel on March 1, 1992 and to each individual who became a non-employee Director following March 1, 1992. Members of the Compensation Committee were not eligible to participate in the 1992 Plan other than to receive a nonqualified stock option to purchase 25,000 shares of common stock as described above.

     An option may be granted in exchange for an individual’s right and option to purchase shares of common stock pursuant to the terms of a prior option agreement. An agreement that grants an option in exchange for a prior option must provide for the surrender and cancellation of the prior option. The purchase price of common stock issued under an option granted in exchange for a prior option is determined by the Compensation Committee and may be equal to the price for which the optionee could have purchased common stock under the prior option.

     When the 1992 Plan expired on March 1, 2002, 65,000 shares of common stock remained authorized for issuance under the 1992 Plan. However, the 1992 Plan prohibited the grant of options after March 1, 2002. Consequently, no additional options are available for grant under the 1992 Plan.

     At May 1, 2004, options to purchase a total of 338,750 shares of common stock were outstanding under the 1992 Plan.

     1997 Non-employee Directors Stock Option Plan

     The Parallel Petroleum 1997 Non-Employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in May 1997. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.

     This Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe the terms and conditions of the options in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash or stock, as established by the Compensation Committee.

     Options may not be granted under this plan after March 27, 2007. At May 1, 2004, options to purchase a total of 320,000 shares of common stock were outstanding under this plan.

     At May 1, 2004, options to purchase 142,500 shares of common stock were available for future grants under this plan.

     1998 Stock Option Plan

     In June 1998, our stockholders adopted the 1998 Stock Option Plan. The 1998 Plan provides for the granting of options to purchase up to 850,000 shares of common stock. Stock options granted under the 1998 Plan may be either incentive stock options or stock options which do not constitute incentive stock options.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are not eligible to participate in the 1998 Plan. Only employees are eligible to receive options under the 1998 Plan. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.

     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash or common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     Options may not be granted under the 1998 Plan after March 11, 2008. At May 1, 2004, options to purchase a total of 809,400 shares of common stock were outstanding under this plan.

     At May 1, 2004, there were no shares of common stock available for future option grants under the 1998 Stock Option Plan.

     2001 Non-employee Directors Stock Option Plan

     The Parallel Petroleum 2001 Non-employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in June 2001. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.

     This Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe such terms and conditions as the Committee prescribes from time to time in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.

     Options may not be granted under this plan after May 2, 2011. At May 1, 2004, options to purchase 450,000 shares of common stock were outstanding under this plan.

     At May 1, 2004, there were available for future grant under this plan options to purchase 50,000 shares of common stock.

     Employee Stock Option Plan

     In June 2001, our Board of Directors adopted the Parallel Petroleum Employee Stock Option Plan. This plan authorized the grant of options to purchase up to 200,000 shares of common stock, or less than 1.00% of our outstanding shares of common stock. Directors and officers are not eligible to receive options under this plan. Only employees are eligible to receive options. Stock options granted under this plan are not incentive stock options.

     This plan was implemented in June 2001 without stockholder approval.

     The Employee Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.

     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash or common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under this plan are not transferable other than by will or the laws of descent and distribution.

     The Employee Stock Option Plan will expire on June 20, 2011. At May 1, 2004, options to purchase 200,000 shares of common stock were outstanding under this plan.

     At May 1, 2004, there were no shares of common stock available for future option grants under the Employee Stock Option Plan.

     Other Option Grants

     The Board of Directors granted a nonqualified stock option to Mr. Cambridge in October, 1993 under the general corporate powers of Parallel, without stockholder approval. Upon recommendation of the Board’s Compensation Committee, the Board granted the option to Mr. Cambridge to purchase 100,000 shares of common stock at an exercise price of $3.9375 per share, the fair market value of the common stock on the grant date. The option was not transferable, except by will or the laws of descent and distribution. The option expired by its own terms in October 2003.

Retirement Plan

     Parallel maintains under Section 408(k) of the Internal Revenue Code a combination simplified employee pension and individual retirement account plan for eligible employees. Generally, eligible employees include all employees who are at least twenty-one years of age.

     Contributions to employee SEP accounts may be made at the discretion of Parallel, as authorized by the Compensation Committee of the Board of Directors. The percentage of contributions may vary from time to time. However, the same percentage contribution must be made for all participating employees. Parallel is not required to make annual contributions to the SEP accounts. Under the prototype simplified employee pension plan adopted by Parallel, all of the SEP contributions must be made to SEP/IRAs maintained with the sponsor of the plan, a national investment banking firm. All contributions to employees’ accounts are immediately 100% vested and become the property of each employee at the time of contribution, including employer contributions, income-deferral contributions and IRA contributions. Generally, earnings on contributions to an employee’s SEP/IRA account are not subject to federal income tax until withdrawn.

     In addition to receiving SEP contributions made by Parallel, employees may make individual annual IRA contributions of up to the maximum of $12,000. The maximum total contribution by Parallel and an employee can be no more than $40,000. In addition to the annual salary deferral limit stated above, employees who reach age 50 or older during a calendar year can elect to take advantage of a catch-up salary deferral contribution; eligible participants can increase their salary deferral by $2,000 for the year 2003. Each employee is responsible for the investment of funds in his or her own SEP/IRA and can select investments offered through the sponsor of the plan.

     Distributions may be taken by employees at any time and must commence by April 1st following the year in which the employee attains age 70 ½.

     Parallel presently makes matching contributions to employee accounts in an amount equal to the contribution made by each employee, not to exceed, however, 6% of each employee’s salary during any calendar year. During 2003, Parallel contributed an aggregate of $105,822 to the accounts of 23 employee participants. Of this amount, $11,460 was allocated to Mr. Oldham’s account; $6,600 was allocated to Mr. Bayley’s account; $6,600 was allocated to Mr. Rutherford’s account; $10,268 to Mr. Tiffin’s account; and $6,360 to Mr. Foster’s account.

Certain Relationships and Related Transactions

     Mr. Chitwood, a director of Parallel, has been the Chief Executive Officer of Wes-Tex Drilling Company, L.P. since January 30, 2001. He was appointed to Parallel’s Board on December 19, 2000 to fill a vacancy created by the death of a former director of Parallel. The former director was also the sole owner of Wes-Tex Drilling Company, L.P. In 1994, the predecessor of Wes-Tex Drilling Company, L.P. acquired an undivided working interest from Parallel in an oil and gas prospect located in Howard County, Texas. Since then, Wes-Tex has participated with us and other interest owners in the drilling and development of this prospect. Wes-Tex has participated in these operations under standard form operating agreements on the same or similar terms afforded by Parallel to nonaffiliated third parties. We invoice all working interest owners, including Wes-Tex, on a monthly basis, without interest, for their pro rata share of lease acquisition, drilling and operating expenses. During 2003, we billed Wes-Tex approximately $23,000 for its proportionate share of lease operating expenses incurred on properties we operate. The largest amount owed to us by Wes-Tex at any one time during 2003 for its share of lease operating expenses was approximately $6,000. At December 31, 2003, Wes-Tex owed us approximately $3,800 for these expenses. During 2003, we disbursed approximately $74,000 to Wes-Tex in payment of revenues attributable to Wes-Tex’s pro rata share of the proceeds from sales of oil and gas produced from properties in which Wes-Tex and Parallel owned interests. Mr. Chitwood is not an owner of Wes-Tex and has no interest in these transactions other than in his capacity as an officer of Wes-Tex.

     During 2003, Cambridge Production, Inc., a corporation owned by Mr. Cambridge, served as operator of 2 wells on oil and gas leases in which we acquired a working interest in 1984. Generally, the operator of a well is responsible for the day to day operations on the lease, overseeing production, employing field personnel, maintaining production and other records, determining the location and timing of drilling of wells, administering gas contracts, joint interest billings, revenue distribution, making various regulatory filings, reporting to working interest owners and other matters. During 2003, Cambridge Production billed us approximately $51,000 for our pro rata share of lease operating expenses and drilling and workover expenses, all of which we paid in 2003. The largest amount we owed Cambridge Production at any one time during 2003 was approximately $20,000. At December 31, 2003, no amounts were owed by us to Cambridge Production. Our pro rata share of oil and gas sales during 2003 from the wells operated by Cambridge Production was approximately $198,000. Cambridge Production’s billings to Parallel are made monthly on the same basis as all other working interest owners in the wells.

     Cambridge Production, Inc. maintains an office in Amarillo, Texas from which Mr. Cambridge performs his duties and services as Chairman of the Board and as geological consultant to Parallel. We reimburse Cambridge Production, Inc. $3,000 per month for office and administrative expenses incurred on behalf of Parallel. During 2003 we reimbursed Cambridge Production, Inc. a total of $36,000.

     We believe the transactions described above were made on terms no less favorable than if we had entered into the transactions with an unrelated party. Parallel had established relationships with Cambridge Production, Inc. and Wes-Tex (or their predecessor entities) before the related director joined the Board.

PROPOSAL #3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee, subject to ratification by the stockholders at the Annual Meeting, has reappointed the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2004. In making this appointment, the Audit Committee considered the fact that BDO Seidman has not provided any non-audit services. If the stockholders do not ratify this appointment, the Audit Committee may consider other independent public accountants or continue the appointment of BDO Seidman, LLP. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board believes it is important to allow the stockholders to vote on this proposal.

     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.

     Stockholders are requested to vote FOR the ratification of the reappointment of BDO Seidman, LLP as Parallel’s independent auditors for the fiscal year ending December 31, 2004.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, the persons appointed by the proxy intend to vote such proxy in accordance with their best judgment.

     Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission upon written request to the Manager of Investor Relations, Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701.

STOCKHOLDER PROPOSALS

     Stockholders desiring to submit proposals under SEC Rule 14a-8 for inclusion in our proxy statement and form of proxy for the 2005 annual meeting must submit proposals to us at our principal executive office on or before January 17, 2005 and must satisfy the conditions established by the SEC for such proposals.

     Proposals that stockholders wish to present at the 2005 annual meeting (but not included in the related proxy statement) must be received by Parallel within the time periods established by our bylaws, and must satisfy the other conditions for such proposals set forth in our bylaws. These requirements are separate and apart from and in addition to the requirements of the SEC that a stockholder must meet to have a stockholder proposal included in our proxy statement under SEC Rule 14a-8. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the 2005 annual meeting is given, notices of matters to be submitted at the annual meeting must be received not later than 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure was made. If we do not timely receive notice of a matter to be brought before the meeting, such matter may be excluded from consideration at the meeting. Stockholders are advised to review our bylaws which contain these advance notice requirements.

     Proposals should be sent to:

Secretary of Parallel Petroleum Corporation 1004 N. Big Spring, Suite 400 Midland, Texas 79701.

     The use of certified mail, return receipt requested, is suggested.

Appendix A

PARALLEL PETROLEUM CORPORATION

AUDIT COMMITTEE CHARTER

THE AUDIT COMMITTEE:

One committee of the Board of Directors will be known as the Audit Committee. The Audit Committee will have a minimum of three members. Only independent directors meeting the requirements of the Nasdaq National Market will serve on the Audit Committee.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to the public; the Company’s systems of internal controls regarding finance and accounting that management and the Board have established; and the Company’s auditing, accounting and financial reporting process generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s financial and accounting policies, procedures and practices. The Committee provides an avenue for communication between internal accounting and financial personnel, the independent accountants and the Board. The Committee should have a clear understanding with the independent accountants that the ultimate accountability of the independent accountants is to the Board and the Committee.

Committee members shall be appointed by the Board of Directors. Each Committee member shall serve for a period of one year or until his or her successor has been duly named and appointed.

GENERAL RESPONSIBILITIES:

The Committee will:

•	assist the Board in fulfilling its fiduciary responsibilities to the stockholders with respect to matters relating to the Company’s accounting, reporting, audit and internal control practices.

•	facilitate open avenues of communication between the Company’s independent auditors and the Board of Directors.

•	advise the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, and not management.

•	report Committee actions to the full Board of Directors and make appropriate recommendations.

•	inquire into, review and receive written statements concerning the independence of the Company’s independent auditors, including a description of all relationships between the Company and the independent auditors.

•	conduct or authorize investigations into matters within the Committee’s scope of responsibility. The Committee is authorized to retain and determine funding for independent counsel, accountants or other advisors it determines necessary to carry out its duties.

•	meet at least four times each year in regular meetings (telephonically or in person), and more frequently if circumstances warrant. A portion of each meeting may exclude Company employees to provide opportunity for independent discussion.

RESPONSIBILITIES FOR SELECTING INDEPENDENT AUDITORS AND REVIEWING INTERNAL ACCOUNTING FUNCTIONS:

•	The Committee, subject to any action that may be taken by the full Board, shall have the sole authority and responsibility to select, evaluate, determine the funding for, and, where appropriate, replace the independent auditors. The Audit Committee also will review and approve fees paid to the independent auditors.

•	The Committee will confirm and assure the objectivity of the internal accounting functions and the independence of independent auditors, including a review of permissible non-audit services, if any, provided by the independent auditors.

•	The Committee will assist in coordinating internal accounting functions and the external audit activities. The purpose of coordinating this effort is to maximize completeness of coverage and to reduce redundancy and overall costs.

RESPONSIBILITIES FOR REVIEWING THE ANNUAL EXTERNAL AUDIT AND REVIEWING QUARTERLY AND ANNUAL FINANCIAL STATEMENTS:

•	The Audit Committee will strive to ensure that the independent auditors provide the Committee with a timely notification and analysis of significant financial reporting issues.

•	The Audit Committee will ask management, internal accounting personnel and the independent auditors about significant risks and exposures and will assess management’s steps to minimize them.

•	The Audit Committee will review the Company’s annual financial statements in Form 10-K with management and the independent auditors before such annual financial statements are filed with the SEC.

•	The Audit Committee will review the Company’s interim financial statements in Form 10-Q with management and the independent auditors before such interim financial statements are filed with the SEC.

THE AUDIT COMMITTEE WILL REVIEW WITH THE INDEPENDENT AUDITORS AND THE INTERNAL ACCOUNTING DEPARTMENT:

•	The planned arrangements and scope of the annual audit.

2

•	The adequacy of the Company’s internal controls, including computerized information systems controls and security.

•	Any significant findings and recommendations made by the independent auditors or internal accounting personnel, together with management’s response.

•	The need for internal accounting personnel and the independent auditors to assess their responsibility for detecting accounting and financial reporting errors, fraud and defalcations, illegal acts and noncompliance with regulatory requirements.

•	The need for changes or improvements, including improvements in efficiency, in financial or accounting practices or controls.

THE AUDIT COMMITTEE WILL REVIEW WITH MANAGEMENT AND THE INDEPENDENT AUDITORS:

•	The Company’s annual financial statements and related notes.

•	The independent auditors’ audit of and report on the financial statements.

•	The auditor’s qualitative judgment about the appropriateness, not just the acceptability, of accounting principles and financial disclosures.

•	Any serious difficulties or disputes with management encountered during the course of the audit.

•	Anything else about the audit procedures or findings that generally accepted auditing standards require the auditors to discuss with the Committee.

•	Changes in the Company’s accounting policies and practices and significant judgments that may affect the financial results.

•	The nature of any unusual or significant commitments or contingent liabilities together with the underlying assumptions and estimates of management.

•	The effect of changes on accounting standards that may materially affect the Company’s financial reporting practices.

THE AUDIT COMMITTEE WILL CONSIDER AND REVIEW WITH MANAGEMENT AND INTERNAL ACCOUNTING PERSONNEL:

•	Any significant findings during the year and management’s response to them.

•	The budget and staffing for internal accounting requirements.

•	The activities, structure and qualifications of internal accounting personnel.

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APPROVAL OF AUDIT AND NON-AUDIT SERVICES:

In addition to approving the engagement of the independent auditors to audit the Company’s financial statements, the Committee will approve all use of the Company’s independent auditors for permissible non-audit services prior to any such engagement. In addition, the Committee may from time to time approve the use of the Company’s independent auditors for permissible non-audit services pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management of the Company.

OTHER PERIODIC RESPONSIBILITIES:

The Audit Committee will:

•	Annually review the Audit Committee’s charter and, where appropriate or necessary, update and revise (subject to Board approval) the Audit Committee’s Charter.

•	Meet with the appropriate internal accounting personnel, the independent auditors, and management in separate executive sessions to discuss matters that should be discussed privately with the Audit Committee.

•	Annually review the Committee’s responsibilities, methodology and functions and evaluate its own performance and institute appropriate changes to improve performance or reflect changes in the business environment.

•	Review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements.

•	Review significant risks and exposures.

•	Review with the independent auditors any findings on reporting errors, fraud and defalcations, illegal acts and regulatory issues.

•	Review management letters and management responses.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and ensure that such complaints are treated confidentially and anonymously.

To the extent delegated by the Board, assist the Board in oversight of the Company’s compliance with policies and procedures addressing ethical concerns and the Company’s code of conduct, including the review and approval of significant conflicts of interest and related-party transactions.

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Appendix B

PARALLEL PETROLEUM CORPORATION
2004 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN

SECTION 1. PURPOSE

     The loyal and dedicated service of qualified non-employee Directors is essential to the progress of Parallel Petroleum Corporation (the “Company”). The Parallel Petroleum Corporation 2004 Non-Employee Director Stock Grant Plan (the “Plan”) has been adopted to better enable the Company to retain and attract qualified non-employee Directors to serve on the Company’s Board of Directors and to encourage stock ownership by non-employee Directors and promote the alignment of the interests of such Directors with the interests of the stockholders of the Company, in terms of both risk and reward.

SECTION 2. ADMINISTRATION

     The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board” or “Board of Directors”). Grants of the Company’s common stock, par value $.01 per share (the “Stock”), and the amount of the Stock granted will be automatic, as provided in Section 5 of this Plan. The Committee shall have such powers as are delegated to it by this Plan and, subject to the express provisions of this Plan, this shall include the power to prescribe rules and regulations relating to the Plan, and to make all determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in a manner and to the extent it shall deem expedient to carry it into effect. All questions of interpretation of the Plan will be determined by the Committee and such determinations will be final and binding upon all persons having an interest in the Plan. The Committee may act (a) by majority vote of its members meeting in person or by telephone or (b) by consent in writing signed by all of the members of the Committee. Three members of the Committee shall constitute a quorum for the transaction of business at a meeting. The members of the Committee shall be appointed or approved by, and will serve at the pleasure of, the Board. The Board may in its discretion from time to time remove members from or add members to, the Committee. Members of the Committee shall not receive any additional compensation for administration of this Plan.

SECTION 3. PARTICIPATION

     Each Director of the Company who is not an employee of the Company or any subsidiary of the Company (a “Non-employee Director”) is eligible to participate in the Plan.

SECTION 4. STOCK SUBJECT TO THE PLAN

     An aggregate of 116,000 shares of Stock are authorized for issuance under this Plan, subject to adjustment under Section 7 of this Plan. The shares of Stock deliverable upon the grant of such shares may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions, or a combination thereof, and shall be fully paid and non-assessable when issued. This Plan at all times shall be entirely unfunded and the Company shall not be required to reserve or otherwise set aside shares of Stock or any other assets for the payment of its obligations hereunder. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust or fiduciary relationship between the Company, the Board, the Committee, and any other person.

SECTION 5. GRANTS OF STOCK

     On July 1, 2004, and continuing on the first day of July of each succeeding year, each Non-employee Director shall automatically, without further action by the Committee, receive a grant of shares of common stock of the Company having an aggregate Market Value of $25,000.00. Notwithstanding anything to the contrary herein, if at any time the number of shares of Stock otherwise issuable to the Non-employee Directors exceeds the number of authorized shares of Stock remaining available under the Plan, the available shares shall be allocated among the Non-employee Directors in proportion to the number of shares they would otherwise be entitled to receive. No fractional shares of Stock will be issued pursuant to any grant, but in lieu thereof, fractional shares will be rounded down to the nearest whole number of shares. “Market Value” per share of common stock shall be the average of the daily closing prices on the Nasdaq Stock Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year.

SECTION 6. LIMITATION OF RIGHTS

     6.1. No Right to Continue as a Director. Neither this Plan, the award of any Stock, nor any other action taken pursuant to this Plan constitutes or is evidence of any agreement or understanding, express or implied, that the Company will retain a Non-employee Director for any period of time or at any particular rate of compensation.

     6.2. No Rights to Receive Stock After Eligibility Ceases. A Director has no rights to receive Stock under the Plan, and will not receive any Stock, or any part thereof once he or she (i) becomes an employee of the Company or any subsidiary of the Company; or (ii) ceases to be a Director for any reason; provided, however, in the event of a Non-employee Director’s death before the issuance to the Non-employee Director of all of his or her Stock, the balance of the Stock shall be transferred to the beneficiary or beneficiaries designated in writing by the Non-employee Director, or if no designation has been made, to the estate of the Non-employee Director.

     6.3. Rights of the Company. The Plan shall not affect in any way the right or power of the Company to issue additional shares of stock; to make adjustments, reclassifications, reorganizations or changes in its capital or business structure; to participate in a merger, consolidation or share exchange with another entity; or to dissolve, liquidate, or sell or transfer all or any part of its business or assets.

     6.4. No Stockholder Rights. A Director does not have any rights whatsoever as a stockholder with respect to any grant of Stock until the date of the issuance of a stock certificate for the shares of Stock granted. No adjustment will be made for dividends or other rights with respect to which a record date occurs prior to the date Stock is issued to a Director.

     6.5. Rights Not Assignable. Except for transfers of Stock permitted by Section 9, the rights and benefits of a Non-employee Director under the Plan are not transferable and shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No such right or benefit, prior to receipt thereof pursuant to the provisions of this Plan, shall be in any manner liable for or subject to the debts, contracts or liabilities of a Non-employee

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Director. During the lifetime of a Director, Stock granted under the Plan will be issued only to that Director.

SECTION 7. ADJUSTMENTS

     If any change is made to the Stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise, including, but not limited to, any change whereby the Stock is converted into or exchanged for another class of shares or shares of another entity, appropriate and comparable adjustments will be made to the number and kind of shares subject to the Plan. All such adjustments will be made in such a manner as to avoid dilution or enlargement of the rights of Directors under this Plan.

SECTION 8. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

     The Board of Directors may at any time and from time to time suspend or terminate this Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders, no revision or amendment shall change the selection or eligibility of directors to receive Stock grants under this Plan, the number of shares of Stock subject to any such grants or the Plan itself, or materially increase the benefits accruing to participants under this Plan; and further provided that the Plan provisions relating to the amount, price and timing of grants of Stock shall not be amended.

SECTION 9. TRANSFER RESTRICTIONS

     The obligations of the Company to deliver shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, The Nasdaq Stock Market or any other national securities exchange upon which the Stock is listed. Each share of Stock issued under this Plan shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until the Non-employee Director holding such Stock ceases to be a Director of the Company, except that the Committee may permit a transfer of Stock subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes or a gratuitous or donative purpose and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee). In connection with any issuance of Stock or transfer thereof, the person acquiring the Stock shall, if requested by the Company, give assurances satisfactory to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. The transfer restrictions in this Section 9 shall not apply to transfers to the Company or transfers pursuant to a court order.

SECTION 10. LIMITATION OF LIABILITY

     No member of the Board or the Committee shall be liable for any determination made in good faith with respect to the Plan or any Stock granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Company shall indemnify such

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member to the fullest extent permitted under the Company’s governing instruments with respect to the indemnification of Directors.

SECTION 11. WITHHOLDING

     To the extent required by applicable federal, state, local or foreign law, a Non-employee Director shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Stock under the Plan until such obligations are satisfied. A Non-employee Director may satisfy any such withholding obligation by (i) paying cash to the Company, (ii) having the Company retain the number of shares of Stock or (iii) tendering to the Company the number of shares of Stock, in either case, whose fair market value equals the amount required to be withheld. The value of the shares of Stock to be withheld, or delivered to the Company, shall be based on the market value of the Stock on the date the amount of tax to be withheld is determined. Any shares of common stock withheld shall not reduce the number of shares of common stock authorized for issuance under this Plan, and any shares of common stock delivered to the Company shall not be added to the shares of common stock authorized for issuance under the Plan.

SECTION 12. EFFECTIVE DATE AND DURATION OF PLAN

     This Plan shall become effective immediately following approval by the Company’s stockholders at the 2004 Annual Meeting of Stockholders and will remain in effect until terminated by the Board; provided that no shares of Stock shall be granted after the total number of shares authorized for issuance under this Plan have been issued.

SECTION 13. GOVERNING LAW

     The Plan will be governed, and its provisions construed, in accordance with the laws of the State of Texas and applicable federal law, without regard to conflicts of law.

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Proxy - Parallel Petroleum Corporation

Annual Meeting of Stockholders - June 22, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas R. Cambridge and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on May 14, 2004, which the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated May 17, 2004, receipt of which is acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Please See Reverse Side)

Parallel Petroleum Corporation

[Name and address of shareholder]

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

[A]	Proposal for the Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold

01 - Thomas R. Cambridge	☐	☐	04 – Martin B. Oring	☐	☐

02 - Dewayne E. Chitwood	☐	☐	05 – Ray M. Poage	☐	☐

03 - Larry C. Oldham	☐	☐	06 – Jeffrey G. Shrader	☐	☐

[B]	Other Proposals

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	APPROVAL OF THE 2004 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN.	☐	☐	☐

3.	APPROVAL OF SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

[C]	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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